SEPARATION AND GENERAL RELEASE AGREEMENT

This Confidential Separation and General Release Agreement (hereinafter “Agreement”) is agreed to by and between John Dinning (“Employee") and Teradata Corporation (hereinafter “Teradata” or “Company”).
Employee’s employment with Company terminates effective February 28, 2018 (“Termination Date”). In exchange for the separation benefits set forth in this Agreement, and subject to the terms and conditions outlined herein, Company and Employee acknowledge and agree to the terms of this Agreement.
Employee’s consideration and acceptance of the terms and conditions of this Agreement is completely voluntary. In exchange for the good and valuable consideration described and in consideration of the promises and mutual agreements herein set forth, Employee and Company agree as follows:
1.Separation Benefits. The Company agrees to provide Employee with (a) the severance benefits provided under Section 4 of the Teradata Executive Severance Plan (the “Plan”), subject to the conditions of the Plan; and (b) the supplemental benefits set forth in a letter dated February 9, 2018 from Suzanne Zoumaras, Chief Human Resources Officer (the “Separation Letter”), a copy of which is attached to and made part of this Agreement (which benefits are referred to collectively as “Separation Benefits”). Employee acknowledges and agrees that these Separation Benefits constitute adequate legal consideration for the promises and representations made by Employee in this Agreement.
2.No Other Compensation or Benefits. Employee acknowledges that, except as expressly provided in this Agreement, Employee will not receive and is not entitled to any additional compensation, salary, bonuses, severance, or benefits after the Termination Date.
3.General Release.
3.1 Employee unconditionally, irrevocably and absolutely releases and discharges the Company, and its parent corporations, direct and indirect subsidiary corporations, division, affiliates, successors, predecessors, partnerships, individual partners, officers, directors, employees, shareholders, agents, attorneys, entities, insurers, affiliates, and assigns (collectively referred to as “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Employee’s employment with the Company, the termination of Employee’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or “Unknown Claims” (as further defined below) arising directly or indirectly out of or in any way connected with Employee’s employment with the Company. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to alleged violations of the federal Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964 and the Americans with Disabilities Act, the California Fair Employment & Housing Act, and all claims for attorneys’ fees, costs and expenses; any claims or entitlements at common law under any Canadian jurisdiction, by contract, by statute including under the any provincial Employment Standards Act, for pay, for wages, salary, for vacation pay, overtime pay, bonuses, commissions, disability benefits, pension benefits, pension contributions, savings plan contributions, notice of termination, pay in lieu of such notice, expenses, profit sharing, stock options, and severance pay, which are included in the terms of settlement referred to above, and any provincial Human Rights Code, any provincial Workplace Safety & Insurance Board (WSIB) or otherwise, which Employee has ever had, now have or which Employee or his heirs, executors, administrators and assigns, or any of them hereinafter can, shall, or may have by reason of my employment with or termination of employment from Teradata and/or its affiliates. “Unknown Claims” means all claims that Employee does not know or suspect to exist in Employee’s favor.

In granting the release herein, which includes Unknown Claims, Employee acknowledges that Employee has read, understands and expressly waives Section 1542 of the California Civil Code, which provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Employee expressly agrees to waive any rights or benefits conferred by Section 1542 and by any law of any state or territory of the United States or principal of common law pursuant to, or which is similar, comparable or equivalent to, Section 1542.

Without limiting the preceding paragraph, Employee understands this Agreement specifically releases and waives any claims of age discrimination, known or unknown, that he may have against the Released Parties as of the date he signs this Agreement. This Agreement specifically includes a waiver of rights and claims under the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefit Protection Act. Employee acknowledges that as of the date he signs this Agreement he may have certain rights or claims under the ADEA and he voluntarily relinquishes such rights or claims by signing this Agreement.

3.2 Employee acknowledges that Employee may discover facts or law different from, or in addition to, the facts or law that Employee knows or believes to be true with respect to the claims released in this Agreement and agrees, nonetheless, that this Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

    3.3 Employee declares and represents that Employee intends this Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and Employee intends the release herein to be final and complete. Employee executes this release with the full knowledge that this release covers all possible claims against the Released Parties, fully permitted by law.

3.4 Employee expressly waives Employee’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether brought by Employee or on Employee’s behalf, related in any way to the matters released herein.

3.5 Notwithstanding the foregoing, the following are not included in the general release: (a) any rights or claims for indemnification Employee may have pursuant to any written indemnification agreement of the Company to which Employee is a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (b) any rights that are not waivable as a matter of law; or (c) any claims arising from the breach of this Agreement by the Company. Further, this Agreement does not prevent Employee from responding accurately and fully to any question, inquiry or request for information when required by legal process, or disclosing information to regulatory bodies. Nothing contained in this Agreement limits his ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). Nothing in this Agreement or any other Company agreement, policy, practice, procedure, directive or instruction prohibits Employee from reporting possible violations of federal, state or local laws or regulations to any Government Agency or making other disclosures that are protected under the whistleblower provisions of federal, state or local laws or regulations. Employee does not need prior authorization of any kind to make any such reports or disclosures and he is not required to notify the Company if he makes such reports or disclosures. If Employee files any charge or complaint with any Government Agency, and if the Government Agency pursues any claim on his behalf, or if any other third party pursues any claim on his behalf, he waives any right to monetary or other individualized relief (either individually, or as part of any collective or class action) that arises out of alleged facts or circumstances on or before the effective date of this Agreement. Nothing in this Agreement limits any right he may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission or other Government Agency.

4.Non-Solicitation. Employee understands and agrees that information regarding Company’s employees and customers is confidential and may constitute trade secrets. In his capacity as Executive Vice President and Chief Business Officer, Employee had access to and assisted in the development of the most confidential and proprietary information of Company, including but not limited to future plans for marketing, sales, employee and leadership development, succession planning, customer strategy, financial information, and other proprietary information which Company classified as trade secrets. In light of his knowledge and access to such information, and to protect this proprietary, confidential information and trade secrets, in exchange for good and valuable consideration received pursuant to this Agreement and the Plan, including, but not limited to, the Separation Benefits, for a period of one (1) year following the Termination Date, or until the Agreement terminates, whichever date occurs first, Employee agrees not to, directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Teradata’s relationship with any of its customers or prospective customers and employees. Employee acknowledges that his breach of the covenant contained in Section 4 would cause irreparable injury to the Company and agrees that in the event of any such breach Company shall be entitled to seek injunctive relief or other equitable remedies without the necessity of proving actual damages or posting any bond or other security.
5.Other Restrictive Covenants. Employee agrees to now and hereafter abide by the restrictive covenants under the Plan applicable to him as a California employee, including those set forth in the following provisions of the Plan: Section 7(a), Confidential and Trade Secret Information; Section 7(d), Non-Disparagement; Section 7(e), Return of Property; Section 7(f) Cooperation; and Section (g); Remedies, subject to the whistleblower protections set forth in Section 7(h) of the Plan. Company and Employee acknowledge and agree that full and complete compliance with all the provisions of these covenants and the non-solicitation covenant set forth in Section 4 of this Agreement, constitutes material consideration of this Agreement and breach of any provision of such provisions shall constitute a material breach of this Agreement.
6.Non-Disparagement. The Company agrees that the following individuals: Victor Lund, Oliver Ratzesberger, Laura Nyquist, Dan Harrington and Suzanne Zoumaras, will not disseminate or publish, or knowingly allow to be disseminated or published, any written, oral or electronically transmitted, statement that is, or could reasonably considered to be, a disparaging statement about Employee, except if required by a validly issued subpoena from a court of competent jurisdiction.
7.No Admissions. By entering into this Agreement, Company and Released Parties make no admission they have engaged, or are now engaging, in any unlawful conduct. The Parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.
8.Older Workers’ Benefit Protection Act. This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). Employee is advised to consult with an attorney before executing this Agreement.
8.1 Acknowledgements/Time to Consider. Employee acknowledges and agrees he (a) has read and understands the terms of this Agreement; (b) has been advised in writing to consult with an attorney before executing this Agreement; (c) has obtained and considered such legal counsel as Employee deems necessary; (d) has been given twenty-one (21) calendar days to consider whether or not to enter into this Agreement (although Employee may elect not to use the full 21‑day period at Employee’s option); and (e) Employee signs this Agreement freely, knowingly, and voluntarily.
8.2 Revocation/Effective Date. This Agreement shall not become effective or enforceable until the eighth day after Employee signs this Agreement. Employee may revoke Employee’s acceptance of this Agreement within seven (7) days after the date Employee signs it. Employee's revocation must be in writing and received by Suzanne Zoumaras, Chief Human Resources Officer, Teradata Corporation, 17095 Via Del Campo, San Diego, CA 92127, by 5:00 p.m. Pacific Time on the seventh day following the date of his signature to be effective. If Employee does not revoke acceptance within the seven (7) day period, Employee’s acceptance of this Agreement shall become binding and enforceable on the eighth day (“Effective Date”).
8.3 Preserved Rights of Employee. This Agreement does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act that arise after the execution of this Agreement. In addition, this Agreement does not prohibit Employee from challenging the validity of this Agreement’s waiver and release of claims under the Age Discrimination in Employment Act of 1967, as amended.

9.Representation of Employee. Employee represents that, as of the date of this Agreement, Employee has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against Teradata or any of the other Released Parties in any court or with any governmental agency. Employee further agrees that, to the fullest extent permitted by law, Employee will not prosecute, nor allow to be prosecuted on Employee’s behalf, in any administrative agency, whether state or federal, or in any court, whether state or federal, any claim or demand of any type related to the matters released in this Agreement. Employee has not assigned, transferred, or granted, or purported to assign, transfer, or grant, any of the claims, demands, or cause or causes of action disposed of by this Agreement.

10.Representation of Company. The Company represents that, as of the date of this Agreement, the Company is not aware of any facts, grievances, complaints, charges, lawsuits, claims or other accusatory pleadings the Company has against Employee related to Employee’s employment with the Company. Unless the Company becomes aware of complaints, charges or claims following the date of this Agreement, the Company does not have any cause of action against the Employee.

11.General Provisions.
11.1.    Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Employee shall not be entitled to assign any of his rights or obligations under this Agreement, which the parties agree are personal to Employee.

11.2.    Waiver. Either party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each other provision of this Agreement.

11.3.    Attorneys’ Fees. Each side shall bear its own attorneys' fees regarding any dispute or claim relating to or arising out of this Agreement unless otherwise required by law.

11.4.    Termination of Agreement. Company shall have the right to terminate this Agreement at any time if Employee breaches any of Employee’s obligations under this or any other agreement Employee has with Company. Company agrees that in the event of a breach of the Agreement, prior to terminating the Agreement, the Company shall provide written notice of said breach to Employee via email at jdinning@gmail.com stating that the Employee has seven (7) calendar days from the date notice is sent to cure the breach. Should the Employee fail to timely cure the breach during the cure period, the Company shall have the right to terminate the Agreement.

11.5.    Interpretation Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.

11.6.    Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by certified or registered mail, return receipt requested, upon verification of receipt, or (d) by email, however, receipt by Human Resources shall be required to confirm receipt. Notice shall be sent to the San Diego offices of the Company, or such other address as either party may specify in writing.

11.7.    Severability. In the event any provision of this Agreement shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.

12.Applicable Law. The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the United States of America and the State of California.
13.Entire Agreement; Modification. This Agreement, including the Separation Letter incorporated by reference, is intended to be the entire agreement between the Parties and supersedes and cancels any and all other prior agreements, written or oral, between the Parties regarding this subject matter. Only a written instrument executed by all parties hereto may amend this Agreement. Each term of this Agreement is contractual and not merely a recital. Each party to this Agreement has made such investigation of the facts pertaining to this settlement and release, and all the matters pertaining to this Agreement, as he/it deems necessary. To the extent any terms or provisions of the Agreement conflict or are inconsistent with the agreements or provisions incorporated in this Agreement, the Agreement shall control. Employee is aware that he may hereafter discover claims or facts in addition to or different from those Employee now knows or believes to be true with respect to the matters related herein. Nevertheless, it is Employee’s intention to fully, finally, and forever settle and release all such matters, and all claims relative thereto, which do now exist, may exist, or heretofore have existed regarding his employment by Teradata. In furtherance of such intention, the releases given herein shall be and remain in effect as full and complete releases of all such matters notwithstanding the discovery or existence of any additional or different claims or facts relative thereto.
14.Acceptance/Signature. Employee acknowledges and agrees he has read and understands the terms of this Agreement, he has been given twenty-one (21) calendar days to consider the terms of the Agreement and he has signed this Agreement freely, knowingly and voluntarily.
15.Independent Legal Counsel. Each party to this Agreement has had the opportunity to seek independent legal advice from his/its attorney(s) with respect to the advisability of executing this Agreement, and with respect to the meaning of California Civil Code sec 1542.

THE PARTIES HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH PROVISION CONTAINED HEREIN.

THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.
Teradata Corporation, a Delaware Corporation

Dated: March 23, 2018         By: /s/ Suzanne Zoumaras
Suzanne Zoumaras
Chief Human Resources Officer

Accepted and Agreed to:

Dated: March 23, 2018         By: /s/ John Dinning
    John Dinning

SEPARATION LETTER

Personal and Confidential

February 9, 2018

Mr. John Dinning

Dear John:

As a participant in the Teradata Executive Severance Plan (Plan) and based on your projected last date of employment of February 28, 2018, you will be entitled to the following severance benefits under the Plan:

•	Salary and target bonus continuation for 12 months;

•
A pro-rated annual cash incentive bonus for the year of termination, payable following the determination of the actual Teradata performance for fiscal year 2018 and on the same schedule as these bonuses are paid to other eligible participants;

•
Eligibility under COBRA for the continuation of your medical, dental and/or vision benefits, with Teradata contributing the current portion of the premiums currently paid for each benefit for up to twelve (12) months. You must apply for COBRA benefits, Teradata cannot do so on your behalf; and

•	Outplacement services as provided in the Plan.

In addition, as hereby agreed between you and Teradata and in connection with the termination of your employment, you shall receive the supplemental severance benefits set out below, provided you agree by signing this letter and conditioned upon your timely execution and non-revocation of a release of claims on a form provided by Teradata. It shall be explicitly noted that, notwithstanding anything in the Plan to the contrary, the restricted share units and performance-based restricted share units granted to you on November 27, 2017 will be terminated and shall not vest.

•	All of your outstanding stock options will vest as of February 28, 2018, and will be exercisable until the earlier of 59 days after such date or the expiration of the applicable option;

•
All of your outstanding time-based restricted share units (other than the restricted share units granted to you on November 27, 2017) will vest in full (without pro-ration) as of February 28, 2018; and

•
All of your outstanding performance-based restricted share units (other than the performance-based restricted share units granted to you on November 27, 2017) that are earned based on actual Company performance for the entire performance period will vest in full (without pro-ration), effective as of the date that Company performance is certified for the applicable performance period.

You are subject to Section 409A of the Internal Revenue Code regulations as a “specified highly compensated” employee at Teradata, and as a result, in order to avoid negative tax consequences to you, Teradata is required to impose a six-month waiting period on certain payments and benefits provided in connection with the termination of your employment. In particular, in order to comply with Section 409A of the Internal Revenue Code: (i) the first six months of your salary and target bonus continuation payments will be held back and paid to you in a lump sum on or shortly after the end of the six-month period, which is August 29, 2018, and the remaining salary and target bonus continuation payments will be made in installment payments over the remainder of the 12-month period; (ii) your restricted share units that vest hereunder, other than performance-based awards for ongoing performance periods, will be distributed to your Fidelity account on or shortly after August 29, 2018; and (iii) your performance-based restricted share units that vest hereunder for ongoing performance periods will be distributed to your Fidelity account after the end of the applicable performance period.

Your right to receive any severance benefits under the Plan is subject to all of the terms and conditions of the Plan, and the description of Plan benefits above is a summary and does not modify the terms of the Plan other than as specifically set forth in this letter with respect to the vesting treatment of your outstanding equity awards.

Finally, to ensure a smooth transition of your responsibilities, by signing this letter you agree to be available and responsive through June 2018 to occasional and reasonable inquiries from the Company on matters related to your employment and job responsibilities. It is anticipated that this will be an occasional email or phone conversation on matters that you may provide insight or information based on your duties while employed by Teradata.

John, should you have any questions, please don’t hesitate to contact me or Jim Huelsman, VP, Compensation.

Sincerely,

/s/ Suzanne Zoumaras

Suzanne Zoumaras
EVP and Chief Human Resources Officer

Accepted and acknowledged by:

/s/ John Dinning                             02/28/2018
John Dinning                                 Date

/s/ JD
Employee Initials